Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 55 to the Registration Statement on Form N-1A of Fidelity Magellan Fund, of our report dated May 10, 2006 on the financial statements and financial highlights included in the March 31, 2006 Annual Report to Shareholders of Fidelity Magellan Fund., which is also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
May 26, 2006